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                                                                     EXHIBIT 5.1

                                                               November 27, 1996

Provident Companies, Inc.
1 Fountain Square
Chattanooga, Tennessee 37402

          Re:  Registration Statement on Form S-4 Covering a
            Maximum of 14,406,000 Shares of Common Stock

Ladies and Gentlemen:

     This opinion is being rendered in connection with the proposed merger of The Paul Revere Corporation ("Paul Revere") with a subsidiary of Provident Companies, Inc. (the "Company"), in which the Company will issue up to 14,406,000 shares of its $1.00 par value common stock (the "Shares"), upon the terms and conditions set forth in its Registration Statement on Form S-4 (the "Registration Statement"), as filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on November 27, 1996.

     As counsel for the Company, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion, and we are familiar with the actions taken by the Company in connection with the authorization, registration, issuance, and sale of the Shares.

     Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms and conditions set forth in the Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1996, by and among Paul Revere, Patriot Acquisition Corporation and the Company, be duly authorized and validly issued, fully paid and non-assessable under the Delaware General Corporation Law as in effect on this date.

                                          Very truly yours,

                                          ALSTON & BIRD

                                          By:       /s/  DEAN COPELAND
                                            ------------------------------------
                                                         A Partner